Exhibit 99.1

Plymouth Industrial REIT Declares Fourth Quarter 2017

Preferred Stock Dividend

BOSTON—(December 1, 2017) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) today announced the Company’s board of directors declared a regular quarterly cash dividend of $0.46875 per share, or an annualized dividend of $1.875 per share, for the company’s 7.50% Series A Cumulative Redeemable Preferred Stock (PLYM-PrA) for the fourth quarter of 2017. The initial dividend has been pro-rated to $0.3542 per share to reflect the period commencing October 25, 2017, the original issue date, and ending on December 31, 2017. This pro-rated dividend is payable on January 2, 2018, to stockholders of record on December 15, 2017.

About Plymouth

Plymouth is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

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Contacts:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com